EXHIBIT A


                             Joint Filing Statement


             We, the undersigned, hereby express our agreement that the attached
Schedule 13D is filed on behalf of each of us and authorize James N. Baxter to sign on our behalf and file this and Forms 3 and 4 and all other Forms and amendments required or permitted to be filed on our behalf with the Securities and Exchange Commission with regard to our relations with Acola Corp. until further notice.


Date:  October 25, 2002

Global Investment Alliance Inc.

By:      /s/ James N. Baxter
         -----------------------------------
 		James N. Baxter, President


         /s/ 		James N. Baxter			/s/ 	Donald E. Baxter
		-----------------------------               _____________________
 		James N. Baxter					Donald E. Baxter

/s/		Barbara Brooks-Baxter					/s/ Jerry W. Baxter
------------------------------------			--------------------------
		Barbara Brooks-Baxter				Jerry W. Baxter